This STOCK PURCHASE AGREEMENT, dated as of June 30, 1996
(this "Agreement"), by and among COSMETIC SCIENCES, INC., a New York corporation, with its principal place of business at One Old Country Road, Carle Place, New York 11514 (the "Company") and ARBOR HOME HEALTH CARE HOLDING, LLC, a New York limited liability company, with its principal place of business at 333 Earle Ovington Boulevard, Uniondale, New York 11553 (the "Purchaser"), and Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. ("MLG"), as Escrow Agent ("Escrow Agent"), solely with respect to MLG's duties as Escrow Agent pursuant to Article VII.

W I T N E S S E T H:

             WHEREAS, pursuant to that certain Amended and Restated Option Agreement dated October 31, 1995 ("Option Agreement"), the Company has granted to Purchaser the First Option, as defined therein ("First Option"), which entitles the Purchaser to purchase 6,500,000 shares of the Company's common stock, $.01 par value, as adjusted for stock splits, stock dividends, capital reorganizations and similar events ("First Option Shares"); and

       WHEREAS, pursuant to the Option Agreement, Purchaser has the right to compel the Company to enter into a stock purchase agreement pursuant to which Purchaser may exercise the First Option and the Company will make various representations and warranties as specified in the Option Agreement;

       NOW, THEREFORE, in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                 ARTICLE I
           MATTERS RELATING TO THE EXERCISE OF THE FIRST OPTION

       Section 1.01. Exercise of the First Option. Upon the Purchaser's compliance with Section 1.03(i) herein, which provides for (i) the delivery by Purchaser to the Company of a notice of exercise of the First Option and (ii) delivery by Purchaser of a certified check to Escrow Agent in the amount of Six Hundred
Fifty Thousand ($650,000.00) Dollars representing the purchase price of the First Option Shares ("Purchase Price"), the Company shall be obligated to issue to Purchaser the First Option Shares, subject to the terms and provisions hereof.

       The Company's obligation to issue the First Option Shares to Purchaser shall be subject to the sole condition that on or prior to October 15, 1996, (i) a shareholders' meeting shall occur at which, inter alia, the shareholders of the Company shall approve an amendment to the Company's Certificate of Incorporation to provide for a reverse stock split (the "Reverse Stock

Split") of not less than 1:10 and not more than 1:30, as described in the preliminary proxy statement filed with the Securities and Exchange Commission on April 13, 1996 (which statement, with certain amendments, is attached hereto as Exhibit A); and (ii) that the Reverse Split Amendment (as defined below) shall be filed with and accepted by the New York Secretary of State.

       At the First Closing, as defined in Section 1.03 below, funds in the amount of the Purchase Price shall be deposited with, and held in escrow by, Escrow Agent, pursuant to Article VII. As further specified in Article VII and Section 1.04 below, and other than in case of a failure of the condition described in Section 6.01, such funds shall be released to the Company upon (i) approval by the Company's shareholders of an amendment to the Company's Certificate of Incorporation effecting the Reverse Stock Split (the "Reverse Split Amendment") and acceptance by the New York Secretary of State of the filing of the Reverse Split Amendment; and (ii) the issuance of the First Option Shares to Purchaser in accordance with this Agreement. The Purchase Price shall be returned to Purchaser by Escrow Agent if the two events in the preceding sentence do not occur on or before October 15, 1996, other than through an act of Purchaser which is not justified under this Agreement.

       The Reverse Stock Split shall have the effect of reducing the total number of outstanding shares of the Company's common stock from 19,000,226 to between 1,900,023 shares (if a 1:10 Reverse Stock Split is effected) and 633,341 shares (if a 1:30 Reverse Stock
Split is effected). The Reverse Stock Split, once effected, will result in the decrease of the number of shares constituting the First Option Shares to between 650,000 shares (if a 1:10 reverse split is effected) and 216,667 shares (if a 1:30 reverse split is effected).

       Section 1.02. Effecting the Reverse Stock Split and Other Matters to be Acted Upon in a Shareholders' Meeting. The Company, pursuant to the Option Agreement, obligated itself to effect a shareholders' meeting to approve an amendment to the Company's Certificate of Incorporation to provide the necessary authorized capital for Purchaser to exercise the First Option and Second Option, as defined under the Option Agreement. In order to provide sufficient authorized but unissued shares for Purchaser to exercise the First Option and Second Option, the parties have agreed to submit the Reverse Stock Split to the Company's shareholders for their approval. This method has been chosen because it will also promote the ability of the Company to have its common stock listed on the Nasdaq Stock Market (Small Cap). The Company and Purchaser have also agreed that various other matters should be submitted for approval to the Company's shareholders. The Company therefore agrees that it will, after the First Closing has occurred and within ten
(10) days of Purchaser's request, (i) issue notice of a shareholders' meeting (the "Shareholders' Meeting") to be held within 60 days of said notice and (ii) circulate a proxy statement substantially in the form annexed hereto as Exhibit A, for the purposes of:

             (i) approving the Reverse Split Amendment, with the magnitude of the Reverse Stock Split to be determined by the Company's Board of Directors;

             (ii)   approving an amendment to the Company's
       Certificate of Incorporation to provide for the creation of a new class of authorized preferred stock, to be issued subject to such rights, preferences and privileges as shall be determined by the Company's Board of Directors;

             (iii)  approving an amendment to the Company's
       Certificate of Incorporation to provide for the Company to engage in the home health care business;

             (iv)   approving an amendment to the Company's
       Certificate of Incorporation to change the name of the Company to Extended Family Care Corporation;

             (v)    approving an amendment to the Company's
       Certificate of Incorporation to eliminate certain liabilities of the Company's directors pursuant to Section 402(b) of the New York Business Corporation Law;

             (vi) electing three directors to serve on the Company's Board of Directors until the next annual meeting of shareholders;

             (vii) ratifying the appointment of Carpenter & Onorato, P.C., as the independent auditors of the Company and its subsidiaries for the 1996 calendar year; and

             (viii)        transacting such other business as may
       properly come before the meeting and any adjournment thereof.

       Purchaser has previously been granted the right under a certain Voting Trust Agreement dated June 10, 1996 (the "Voting Trust Agreement"), to direct the voting of 12,749,658 shares of the Company's Common Stock deposited in a voting trust (the "Voting Trust") by Coss Holding Corp. ("Coss"). Purchaser agrees that it will direct the voting trustee of the Voting Trust to vote all shares in the Voting Trust in favor of all of the items specified in
Section 1.02(i) - (viii) above.

       Within three (3) business days of the approval of the various Certificate of Incorporation amendments specified above, the Company will file an amendment of its Certificate of Incorporation with the New York Secretary of State to reflect the various amendments so approved.

       Section 1.03. The First Closing. The closing of the exercise of the First Option (the "First Closing") shall be held at the offices of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., 190 Willis Avenue, Mineola, New York 11501 or at such other place or places as the parties may agree upon, at 11:00 o'clock A.M., New
York time, on August 19, 1996 or such other time and date as may be mutually approved by the parties in writing, but not later than August 21, 1996 (the "First Closing Date"). At the First Closing, the following shall occur:

             (i) Purchaser will deposit with the Escrow Agent, the Purchase Price, by certified check for $650,000 payable to the Escrow Agent, along with a notice of exercise as required under the Option Agreement, in the form annexed hereto as Exhibit B.

             (ii)   If Purchaser has complied with subparagraph
       1.03(i), the Company will issue an Acknowledgement of Exercise of Option, in the form annexed hereto as Exhibit C.

       Section 1.04. The Second Closing. The second closing under this Stock Purchase Agreement ("Second Closing") shall consist of the delivery of a certificate representing the First Option Shares to Purchaser by the Company and the release of the Purchase Price to the Company by the Escrow Agent. The Second Closing shall occur at the offices of MLG no later than five business days after the Reverse Split Amendment has been filed with, and accepted by, the New York Secretary of State, or such earlier time after these occurrences as the parties may agree, provided the conditions specified in Article VI have been complied with or have been otherwise waived by Purchaser.

       Section 1.05. Failure to Timely Close. If, other than through fault of Purchaser, the First or Second Closing does not occur in the time periods provided for above, then Purchaser may, in its discretion, extend the time periods for performance specified above for so long as it may deem appropriate. Such extension shall not be in derogation of any other rights of Purchaser under this Agreement or the Option Agreement.

                                ARTICLE  II
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       The Company represents and warrants to the Purchaser, as of the date hereof, and as of each of the First and Second Closing, as follows:

       Section 2.01. Title. The First Option Shares, when issued and delivered to Purchaser in accordance with Section 1.01 hereof, shall be duly and validly authorized, issued and outstanding, fully paid and non-assessable. The First Option Shares are being sold to Purchaser free and clear of any and all liens, claims and encumbrances.

       Section 2.02. Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has full corporate and other power and authority to conduct its business and own its properties as now conducted and owned. The Company is qualified as a foreign corporation in all jurisdictions in which the nature of its properties and business requires such qualification and in which noncompliance with such qualification would materially affect the business of the Company.

       Section 2.03. Capital Structure. The Company's current capital structure is as follows: 20,000,000 shares of common stock authorized, of which 19,000,226 shares are outstanding. There are no agreements to issue any of the Company's securities, including, but not limited to, subscriptions, warrants, options, convertible securities or the rights to purchase or otherwise acquire the Company's securities. There are no voting trusts or agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any of Coss' shares of the Company except as provided in the Voting Trust Agreement. All issued securities of the Company are validly issued and fully paid, non-assessable (subject to the provisions of Section 630 of the Business Corporation Law of the State of New York), are owned free and clear of any liens, pledges or encumbrances (except as specifically noted herein), and all issued securities have been issued in compliance with all applicable Federal and state securities laws.

       Section 2.04. Power and Authority; No Defaults. The Company has full power and authority and has taken all required corporate and other action necessary to permit the Company to execute and deliver this Agreement, and otherwise to carry out the terms of this Agreement and all other documents, instruments or transactions required or contemplated by this Agreement. None of such actions will violate any provision of the Certificate of Incorporation or By-laws of the Company (subject to the Company's Board or Directors' and shareholders' approval of the Reverse Stock Split and the filing of the Reverse Split Amendment with the New York Secretary of State), or result in the breach of or constitute a default under any agreement or instrument or court order to which the Company is a party or by which it is bound or result in the creation or imposition of any material lien, claim or encumbrance on any asset of the Company. No event has occurred and no conditions exist which would constitute violations of this Agreement or the Option Agreement.

       Section 2.05. Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, and except that no representation or warranty is made as to the availability of the remedy of specific performance or other equitable remedies. No agreement to which the Company is a party gives any rights to any person to terminate any agreements with the Company or otherwise to exercise rights against the Company, as a result of the execution of this Agreement or the performance of the transactions hereby contemplated.

       Section 2.06. Litigation. There are no suits, proceedings or investigations pending or threatened against or affecting the Company, its assets or any officer or director of the Company, which has or could have a material adverse effect on the business, assets or financial condition of the Company, or which concern in any way the transactions contemplated by this Agreement.

       Section 2.07. Title to Assets. The Company has good and sufficient title to all of the properties and assets which it currently deems necessary for the conduct of its business. The Company owns not less than 80% of the outstanding stock of TPC Home Care Services, Inc., its operating subsidiary.

       Section 2.08. Permits, Licenses, etc. The Company has all franchises, permits, licenses, and other rights which it currently deems necessary for the conduct of its business (including, but not limited to, the license of the New York State Department of Health to operate TPC as a home care services agency) and it knows of no basis for the denial of such rights in the future. The Company is not in violation of any order or decree of any court, or of the provisions of any contract or agreement to which it is a party or by which it may be bound, or, to the best of its knowledge, of any law, order or regulation of any governmental authority, and neither the execution of this Agreement nor the transactions contemplated hereby will result in any such violation.

       Section 2.09. Order and Consents. Except for (i) an amendment of the Company's Certificate of Incorporation to provide for sufficient authorized but unissued shares of the Company to permit the issuance of the First Option Shares to Purchaser hereunder; and (ii) Federal or State securities law requirements, if any, the Company is not required to obtain any order, consent, approval or authorization of, or presently required to make any declaration or filing with, any United States federal, state or local governmental authority in connection with the execution and delivery of this Agreement or its performance of the transactions contemplated herein.

       Section 2.10. Financial Information. The Company has furnished to Purchaser the audited Consolidated Balance Sheet of the Company as at December 31, 1995 and 1994 and the related statements of income, shareholders' equity and cash flows of the Company for the years then ended. The Company has also furnished to Purchaser its unaudited Balance Sheet as at March 31, 1996, and related statement of income, stockholder's equity and cash flow for the three months then ended. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company, as at the dates and for the periods to which they relate. Since the date of the Company's Balance Sheet as at March 31, 1996 (i) there has been no change in the assets, liabilities or financial condition of the Company from that reflected in said Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse and (ii) none of the business, prospects, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

       The Company will be liable to Purchaser for any damages to Purchaser resulting from breach or inaccuracy of any of the above representations and warranties.

                                ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

       Purchaser hereby represents and warrants to the Company as follows:

             (a) Purchaser is a limited liability company duly organized and validly subsisting under the laws of the State of New York.

             (b) This Agreement and the transactions contemplated hereby have been duly authorized by Purchaser and the person executing this Agreement on behalf of Purchaser has all the required power and authority necessary to permit Purchaser to execute and deliver this Agreement.

             (c) Neither the execution of this Agreement nor the performance of the transactions contemplated hereby will violate the governing operating agreement of Purchaser or result in the breach of or constitute a default under any agreement or instrument to which Purchaser is a party or by which it is bound.

             (d) Neither Purchaser nor Ivan Kaufman has been engaged in any of the events described in Item 401(f) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended.

             (e) Ivan Kaufman owns not less than a 90% interest in Purchaser.

                                ARTICLE IV
                      SURVIVAL OF VARIOUS AGREEMENTS

       The Registration Rights and Conditional Put Option Agreement dated October 31, 1995 between Coss and the Company, the Financial Services Agreement dated October 31, 1995 between the Company and Arbor Management, LLC and the Voting Trust Agreement dated June 10, 1996 between Coss, the Purchaser and the Company shall all remain in full force and effect. The Option Agreement shall also remain in full force and effect, including but not limited to those provisions pertaining to the grant to Purchaser of the Second Option, as defined therein.

                                 ARTICLE V
                            FURTHER ASSURANCES

       The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be executed and delivered, all such other instruments and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions hereof.

                                ARTICLE VI
                 CONDITIONS TO THE PURCHASER'S OBLIGATIONS

       The obligations of Purchaser to purchase the First Option
Shares pursuant to this Agreement shall be subject to the satisfaction of the following conditions:

       Section 6.01.  Representations and Warranties.  The
representations and warranties of the Company contained in this Agreement shall be true in all material respects at the execution of this Agreement, and as of each of the First and Second Closing
Dates.

       Section 6.02.  Amendment to the Company's Certificate of
Incorporation. The Reverse Split Amendment shall have been filed with, and accepted by, the New York Secretary of State on or before the Second Closing Date.

       Section 6.03. Making of Required Deliveries under Section 1.03(i). Purchaser shall make the deliveries specified in Section 1.03(i), it being understood that nothing in this Agreement shall require that such deliveries be made and the Purchaser will have no liability of any kind if it chooses not to make such deliveries.

                                ARTICLE VII
                        DUTIES OF THE ESCROW AGENT

       Section 7.01. Escrow Agent Acts Solely in the Capacity of Escrow Agent. It is agreed by Purchaser and the Company that Escrow Agent's sole capacity herein is as escrow agent and it shall have no other duties or liabilities other than as explicitly set forth in this Article VII.

       Section 7.02. Escrow of the Purchase Price. Upon delivery of the Purchase Price to Escrow Agent, Escrow Agent shall hold the Purchase Price in a segregated account, which account shall bear interest at the rates generally available for comparable accounts maintained by Escrow Agent as escrow accounts. Such interest shall be for the credit of the Company unless the Purchase Price is returned to the Purchaser, in which case interest shall be for the credit of the Purchaser.

       Section 7.03. Release of Purchase Price From Escrow. Provided that (i) the Reverse Split Amendment is filed with, and accepted by, the New York Secretary of State and (ii) the Second Closing occurs, all within the time period specified in Section 1.01 above, the Escrow Agent shall deliver the Purchase Price to the Company. In order to release the Purchase Price to the Company, the Escrow Agent shall require and shall rely upon (i) the furnishing by the Company of a filing receipt of the New York Secretary of State evidencing the filing with, and acceptance of, the New York Secretary of State of the Reverse Split Amendment and (ii) the delivery to Purchaser at the Second Closing of a stock certificate representing the First Option Shares. If the requirements specified in this Section 7.03 are not met on or before the time period specified in Section 1.01 for their occurrence, the Escrow Agent shall promptly return the Purchase Price to Purchaser, except if the requirements are not met due to an act of Purchaser which is not justified under this Agreement.

       Section 7.04. Fees of the Escrow Agent. The Escrow Agent shall not be entitled to any payment in connection with its duties hereunder, except that the Escrow Agent shall be reimbursed by both Purchaser and the Company, jointly and severally, for any legal fees it incurs in connection with a dispute hereunder.

       Section 7.05. Indemnification. Each of the Purchaser and the Company, jointly and severally, agrees to indemnify and hold harmless the Escrow Agent from any and all liabilities in connection with its duties hereunder, except if the Escrow Agent has acted in bad faith, has been grossly negligent in the performance of its duties or has willfully violated its duties.

       Section 7.06. Disputes. In the event of any dispute as to the propriety of any action taken or to be taken by the Escrow Agent hereunder, the parties agree that said dispute will be subject to
Section 8.04 hereunder. If, and only if, the Escrow Agent receives notifications from both parties (which will be copied to all parties) prior to releasing the Purchase Price from escrow which notices conflict with respect to the manner of release of the Purchase Price from escrow, the parties agree that the Escrow Agent shall not release the Purchase Price to either

Purchaser or the Company, but rather shall deposit the money into court, with the disposition of the funds to be decided by said court as provided in Section 8.04. Upon such deposit, the Escrow Agent shall be released from any of its duties hereunder. The Escrow Agent's duties shall otherwise terminate upon a release to either Purchaser or the Company of the Purchase Price.

       Section 7.07. Waiver of Conflict. The Company acknowledges that the function of MLG as Escrow Agent hereunder shall not be deemed to prevent MLG from continuing to act as counsel for the Purchaser, either generally or with respect to matters or disputes relating to this Agreement.


                               ARTICLE VIII
                               MISCELLANEOUS

       Section 8.01.  Representations and Warranties.  The
representations and warranties made in this Agreement shall survive the execution of this Agreement and each of the First and Second
Closing Dates.

       Section 8.02.  Governing Law.  This Agreement shall be
construed and enforced in accordance with the internal, substantive laws of the State of New York, without giving effect to the conflict of law rules thereof.

       Section 8.03. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally (as of such delivery) or sent by certified mail (as of two days after deposit in a United States post office), postage prepaid:


             (a)    if to Purchaser, addressed to:

                           Arbor Home Health Care Holding, LLC
                           333 Earle Ovington Boulevard
                           Uniondale, New York  11553
                           Attention:  Joe Heller
                    with a copy to:

                           Meltzer, Lippe, Goldstein,
                            Wolf & Schlissel, P.C.
                           190 Willis Avenue
                           Mineola, New York  11501
                           Attention:  Allan Grauberd, Esq.


             (b)    if to Company, addressed to:

                           Cosmetic Sciences, Inc.
                           333 Earle Ovington Boulevard
                           Uniondale, New York  11553
                           Attention:  Mary Ann Page


                    with a copy to:

                           Richard Lane, Esq.
                           One Old Country Road
                           Carle Place, New York  11514


             (c)    if to Escrow Agent, addressed to:

                           Meltzer, Lippe, Goldstein,
                            Wolf & Schlissel, P.C.
                           190 Willis Avenue
                           Mineola, New York  11501
                           Attention:  Allan Grauberd, Esq.


or such other address as shall be furnished in writing by either party to the other.

             Section 8.04 Jurisdiction. Legal proceedings commenced by the parties arising out of any of the transactions or obligations contemplated by this Agreement shall be brought exclusively in the state courts of the State of New York or if properly removed, to the federal courts, in either case in Nassau County, New York. The parties irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding brought in any federal or state court in Nassau County, New York and further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

             Section 8.05. Assignment; Amendments, Waivers. Neither the Company nor the Purchaser shall assign any of its rights or obligations under this Agreement without the prior written consent of the other, except Purchaser may assign rights or delegate duties hereunder as long as the majority in interest of the entity entitled to the rights and subject to the duties under this Agreement is owned by Ivan Kaufman, subject to Article 36 of the New York Public Health Law. No provision of this Agreement may be amended, modified or waived except by written agreement duly executed by each of the parties.

             Section 8.06.  Entire Agreement.  This Agreement
represents the entire agreement between the parties related to the exercise of the First Option and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to that subject matter.

             Section 8.07. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and, to the extent permitted hereunder, their respective assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

             Section 8.08.  Counterparts.  This Agreement may be
executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

           IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed by the parties hereto on the day and year first above written.

                                      COSMETIC SCIENCES, INC.



                                      By: /s/ Mary Ann Page
                                         Name: Mary Ann Page
                                         Title: President



                                        ARBOR HOME HEALTH CARE
                                        HOLDING, LLC


                                      By:/s/ Joseph Heller
                                         Name: Joseph Heller
                                         Title: Vice President



                                  MELTZER, LIPPE, GOLDSTEIN,
                                  WOLF & SCHLISSEL, P.C., as
                                  Escrow Agent,
                                  solely with respect to Article
                                  VIII



                                    By:/s/ David I. Schaffer
                                    Name: David I. Schaffer
                                    Title: Partner

STATE OF NEW YORK)
                           ) ss.:
COUNTY OF NASSAU )

   On the 27 day of July, 1996 before me personally came Joseph Heller, to me known to be the Vice President of ARBOR HOME HEALTH CARE HOLDING, LLC, in and who executed the foregoing Stock Purchase Agreement, and he acknowledged to me that he executed the same on behalf of Arbor Home Health Care Holdings LLC.

       (notarial)                                /s/Walter K. Horn

                                                  NOTARY PUBLIC


STATE OF NEW YORK)
                           ) ss.:
COUNTY OF NASSAU )

  On the 9th day of July, 1996 before me personally came Mary Ann Page, to me known to be the President of COSMETIC SCIENCES, INC., in and who executed the foregoing Stock Purchase Agreement, and he acknowledged to me that he executed the same on behalf of Cosmetic Sciences, Inc.

       (notarial)                            /s/Elsie M. Olson
                                                NOTARY PUBLIC



STATE OF NEW YORK)
                           ) ss.:
COUNTY OF NASSAU )

               On the 15th day of July, 1996 before me personally came David Schaffer, to me known to be a Partner of MELTZER, LIPPE, GOLDSTEIN, WOLF & SCHLISSEL, P.C., as Escrow Agent, in and who executed the foregoing Stock Purchase Agreement, and he acknowledged to me that he executed the same on behalf of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C.

       (notarial)                            /s/Linda Fritsch
                                                NOTARY PUBLIC

                                            EXHIBIT B


                                  NOTICE OF EXERCISE OF OPTION



All defined terms used herein have the same meaning as specified in the Stock Purchase Agreement as to which this Notice of Exercise constitutes Exhibit B.


       Pursuant to Section 1(e) of the Option Agreement, the undersigned Purchaser hereby notifies the Company of the exercise of the First Option.

       As provided in Section 8(a) of the Option Agreement, the undersigned hereby represents to you that the First Option Shares are being acquired by the undersigned for investment and not with a view to the distribution thereof.


                          ARBOR HOME HEALTH CARE HOLDING, LLC


                      By: _______________________________

                                            EXHIBIT C


                              ACKNOWLEDGMENT OF EXERCISE OF OPTION



All defined terms used herein have the same meaning as specified in the Stock Purchase Agreement as to which this Acknowledgment constitutes Exhibit C.


       The Company hereby acknowledges the Purchaser's exercise of the First Option as in conformity with the requirements specified for such exercise in the Option Agreement. The Company hereby acknowledges that Purchaser's obligations specified in Section 1.03(i) have been complied with by Purchaser.


                              COSMETIC SCIENCES, INC.



                              By: _______________________________

EXHIBIT A
                          COSMETIC SCIENCES, INC.

                          _______________________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          _______________________


                             ___________, 1996



       The Annual Meeting of Shareholders of Cosmetic Sciences, Inc. (the "Company") will be held at the offices of the Company at 333 Earle Ovington Blvd., Suite 900, Uniondale, New York, 11553 on ____________, _____________, 1996, at 10:00 a.m., for the following purposes:

       (1) To elect three directors to serve on the Board of Directors until the next annual meeting of shareholders;

       (2) To approve amendments to the Company's Certificate of Incorporation (i) to effect a reverse split of the Company's Common Stock of between 1:10 and 1:30; (ii) to create a new class of authorized preferred stock which may be issued subject to such rights, preferences and limitations as shall be determined by the Board of Directors; (iii) to provide for the Company to engage in the home health care business; (iv) to change the name of the Company to Extended Family Care Corporation; and
             (v) to eliminate personal liability of the Company's directors to the extent permitted by Section 402(b) of the New York Business Corporation Law.

       (3) To ratify the appointment of Carpenter & Onorato, P.C. as the independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1996; and

       (4) To transact such other business as may properly come before the meeting and any adjournment thereof.

       The Board of Directors has fixed the close of business on June ___, 1996 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

       If you will be unable to attend the meeting and vote in person, kindly mark, sign, date and return the enclosed proxy promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the meeting.




                                 By Order of the Board of Directors



                                 Robert Kohlmeyer, Secretary

                          COSMETIC SCIENCES, INC.
                                 [ADDRESS]

       The Annual Report to Shareholders for the year ended December 31, 1995, including financial statements, is being mailed to shareholders together with these proxy materials on or about June
__, 1996. The Annual Report contains various cautionary statements concerning the Company as to which reference is hereby made.


                         _________________________

                              PROXY STATEMENT
                         _________________________

This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cosmetic Sciences, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held on _____________, ______________, 1996, at 10:00 A.M. at the offices of the Company at 333 Earle Ovington Blvd., Suite 900, Uniondale, New York, 11553.

Voting Procedure

       Shareholders of record at the close of business on June __, 1996 will be entitled to vote at the Meeting. On the record date, there were 19,000,226 shares of Common Stock, par value $.01 per share ("Common Stock"), outstanding, each of which is entitled to one vote at the Meeting. Holders of the Common Stock will vote as a single class as to all matters to come before the Meeting. Of the Common Stock outstanding, Coss Holding Corporation ("Coss") owns 12,749,658 shares of Common Stock, representing in the aggregate 66% of the votes entitled to be cast at the Meeting. Such shares are held in a voting trust and will be voted FOR the election of each director, FOR the approval of the various amendments to the Company's Certificate of Incorporation set forth in Proposal 2 below, and FOR the ratification of the appointment of auditors. See "Certain Relationships and Related Transactions."

       The By-Laws of the Company (the "By-Laws") provide that the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum at the Meeting. The By-Laws further provide that directors of the Company shall be elected by a plurality vote and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company, or the By-Laws, all other matters coming before the Meeting shall be decided by the vote of a majority of the number of shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote.

       Votes cast at the Meeting will be counted by the persons appointed by the Company to act as inspectors of election for the Meeting. The inspectors of election will treat Common Stock represented by a properly executed and returned proxy as present at the Meeting for purposes of determining a quorum. Abstentions and broker non-votes with respect to particular proposals will not affect the determination of a quorum.

       Three directors will be elected by a plurality vote of the Common Stock present, in person or by proxy, and entitled to vote at the Meeting. Accordingly, abstentions and broker non-votes as to the election of directors will have no effect. All other matters to come before the Meeting require the approval of a majority of the Common Stock present and entitled to vote; therefore, abstentions as to particular proposals will have the same effect as votes against such proposals. Broker non-votes as to particular proposals will not, however, be deemed to be a part of the voting power present with respect to such proposals and will not therefore count as votes for or against such proposals and will not be included in calculating the number of votes necessary for approval of such proposals.

       Proxies in the enclosed form are solicited by the Board of Directors to provide an opportunity to every shareholder to vote on all matters scheduled to come before the Meeting, whether or not he or she attends in person. If proxies in the enclosed form are properly executed and returned, the Common Stock represented will be voted at the Meeting in accordance with shareholder direction. Proxies in the enclosed form will be voted FOR the election of each director, FOR the approval of the specified amendments to the Certificate of Incorporation and FOR the ratification of the appointment of auditors unless contrary specification is made. Any shareholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A shareholder may also attend the Meeting in person and vote by ballot, thereby canceling any proxy previously given. Except for the election of directors, approval of the amendments to the Certificate of Incorporation and the ratification of the appointment of auditors, management expects no other matters to be presented for action at the Meeting. If, however, any other matters properly come before the Meeting, the persons named as proxies in the enclosed form of proxy intend to vote in accordance with their judgment on the matters presented.

Proxy Solicitation

       The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in doing so. The Company's transfer agent, American Stock Transfer and Trust Company, will assist in the solicitation of proxies from brokers and nominees. The fees for the services of the transfer agent are included in the monthly fees paid by the Company; however, the Company will reimburse the transfer agent for its reasonable out-of-pocket expenses incurred in connection with providing solicitation services. Certain employees of the Company, who will receive no compensation for their services other than their regular remuneration, may also solicit proxies by telephone, telegram, telex, telecopy, or personal interview.

                     PROPOSAL 1. ELECTION OF DIRECTORS

       At the Meeting, three directors are to be elected to a one-year term and to hold office until his or her successor is elected and qualified. The Board of Directors consists of one class, which serves for a one-year term. The persons named in the enclosed form of proxy intend to vote such proxy, unless otherwise directed, FOR the election of each of the directors nominated to serve on the Board to serve until the fiscal 1997 Annual Meeting of Shareholders. If, contrary to present expectation, any of the nominees should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the Board.

Information Concerning Directors and Director Nominees

       Set forth below is certain information concerning directors and director nominees.

                                                            Year First
                                                            Elected A
Name of Nominee            Age          Position             Director
Joseph Martello            40           Director Nominee        (1)

Joseph Heller              32           Director Nominee        (1)

Mary Ann Page              54           Vice President/
                                        Director/Director
                                        Nominee                1994

       The biographies of each of the above individuals are set forth below at "Directors, Executive Officers, Promoters and Control
Persons; Compliance with Section 16(a) of the Exchange Act."

(1) Mr. Martello and Mr. Heller are nominated for election as directors for the first time at this Meeting.


Corporate Governance

       Directors are elected at the annual meeting of shareholders and hold office until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

       The Board of Directors has primary responsibility for directing the management of the business and affairs of the Company. The Board currently consists of three members.

       The Company intends to form an Audit Committee after the conclusion of the Meeting. The Audit Committee's function will include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan and results of their examination of the consolidated financial statements and determining the independence of such accountants. The Audit Committee will also have primary responsibility for reviewing all related party transactions.

       Executive officers serve at the discretion of the Board of Directors, subject to any employment agreement between the executive officer and the Company.

       The Board of Directors voted by unanimous written consent in lieu of formal meetings with respect to all actions taken in the year ended December 31, 1995, except for one formal meeting which all directors attended.

Compensation of Directors

       Directors and committee members who are part of management serve as such without compensation but are reimbursed for their reasonable out-of-pocket expenses in attending meetings of the Board and its committees.

Recommendation and Vote

       The Board of Directors recommends a vote "FOR" the election of the nominees listed above as directors of the Company to hold office until the next annual meeting or until their successors are elected and qualified.


          PROPOSAL 2(i). PROPOSED AMENDMENT TO THE CERTIFICATE OF
               INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

       On _____________, 1996, the Board of Directors adopted a resolution proposing that the Certificate of Incorporation of the Company (the "Certificate") be amended to effect a reverse stock split of the presently issued and outstanding shares of the Company's Common Stock of not less than 1:10 nor more than 1:30 (the "Reverse Split"). If the Reverse Split is approved by the requisite vote of the Company's shareholders, upon the filing of an amendment to the Certificate with the New York Secretary of State (the "Amendment"), the Reverse Split will be deemed effective, and each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the "Old Shares") will be deemed automatically, without any action on the part of these shareholders, to represent between 1/10 and 1/30 (depending upon the magnitude of the Reverse Split, which will be determined by the Board of Directors) of the number of shares of Common Stock after the Reverse Split (the "New Shares"); provided, however, that no fractional New Shares will be issued as a result of the Reverse Split. All fractional shares of one-half share or more will be increased to the next higher whole number of shares, and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively; provided, however, that rounding down will not occur if it would cause a shareholder to be left with no shares, in which cases all such shareholders will be rounded up to the next higher whole number of shares. After the Reverse Split becomes effective, shareholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in the letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the new Shares will be issued and forwarded to the shareholders. However, each certificate representing Old Shares will continue to be valid and represent New Shares equal to between 1/10 and 1/30 (depending on the magnitude of the Reverse Split) of the number of Old Shares (subject to rounding up or down as described above).

       The number of shares of Common Stock authorized by the Certificate, and the par value of each such share, will not be altered as a result of the proposed Reverse Split. The Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights that presently characterize the Common Stock will not be altered by the Reverse
Split.

Purposes of the Proposed Reverse Split

       The Board of Directors believes the Reverse Split is desirable for several reasons. Currently, the Company's shares of Common
Stock are traded on the NASD Electronic Bulletin Board, and prices for its Common Stock are quoted in what is commonly referred to as the "pink sheets." The Board of Directors believes that the Reverse Split is an important step in the Company's effort to meet the initial listing application requirements maintained by NASDAQ for its small capitalization market (the "Small Cap Market"). The Reverse Split is expected to allow the Company to have its Common Stock listed on the Small Cap Market by allowing the bid price of the Common Stock to exceed the $3.00 minimum bid price required for such listing. The Common Stock traded at an average closing price of $.43 over the January 1 - March 31, 1996 quarter. The Company believes it can meet the other listing requirements of the Small Cap Market after the implementation of the Reverse Split. There can be no assurance, however, that the Company will achieve the listing of its Common Stock on the NASDAQ Small Cap Market. The Company believes that vesting the Board with authority to determine the magnitude of the Reverse Split within the range noted above is necessary and advisable so the Board can react to the existing market conditions affecting the trading price of the Common Stock at the time the Reverse Split is effected.

       The Reverse Split should also enhance the acceptability and marketability of the Common Stock by the financial community and investing public. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split is expected to result in a broader market for the Common Stock than that which currently exists. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The Board of Directors believes that the proposed Reverse Split should result in a price level for the Common Stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the Common Stock. (Any reduction in brokerage commissions resulting from a Reverse Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by shareholders selling "odd lots" created by the Reverse Split.) The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders.

       However, no assurance can be given that any or all of these effects will occur, including, without limitation, that the market price per New Share of Common Stock after the Reverse Split will approximate the market price per Old Share of Common Stock before the Reverse Split multiplied by the magnitude of the Reverse Split effected (between 10 and 30, as the case may be), or that such price will either exceed or remain in excess of the current market price. Further, no assurance can be given that the market for the Common Stock will be improved. Shareholders should note that the Board of Directors cannot predict what effect the Reverse Split will have on the market price of the Common Stock.

Changes Affecting Capital Stock

       The authorized number of shares of Common Stock and the par value of the Common Stock will be unchanged following the Reverse Split. The number of shares of Common Stock outstanding will be reduced from 19,000,226 to between 1,900,023 (if a 1:10 Reverse Split is effected) to 633,341 (if a 1:30 Reverse Split is effected).

       The par value of the Common Stock of $.01 per share will not change as a result of the Reverse Split. As a result, the Company's stated capital (defined generally under New York law as the aggregate sum of the par value of all shares with par value that have been issued) will be reduced from approximately $194,506, based upon the Company's stated capital as of the Record Date, to between approximately $19,451 (if a 1:10 Reverse Split is effected) and $6,484 (if a 1:30 Reverse Split is effected). A reduction in stated capital will, under the New York Business Corporation Law (the "BCL"), result in a corresponding increase in capital surplus.

       Another effect of the Reverse Split is that the Company will not need to increase its authorized capital in order for Arbor Home Health Care, LLC ("Arbor Health") to exercise its First and Second Option. Coss, in its capacity as the Company's majority shareholder, had previously agreed to approve such an increase pursuant to the Option Agreement. See "Certain Relationships and Related Transactions." The Reverse Split, while reducing the number of outstanding shares of Common Stock, will not affect the authorized Common Stock, which will remain at 20,000,000 shares.
The exercise of the First and Second Option will, after giving effect to the Reverse Split, result in the issuance of between an additional 1,300,000 (if a 1:10 Reverse Split is effected) and 433,333 (if a 1:30 Reverse Split is effected) shares of Common Stock. The Company will, therefore, after giving effect to the Reverse Split and the exercise of Arbor Health's First and Second Option, have between 16,799,977 (if a 1:10 Reverse Split is effected) and 18,933,326 (if a 1:30 Reverse Split is effected) unissued shares of Common Stock..

       The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, as a result the Corporation is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act.

       Shareholders, have no right under New York law, the Company's Certificate of Incorporation or its By-Laws to dissent from the Reverse Split or the rounding to the nearest whole share of any fractional share resulting from the Reverse Split in lieu of issuing fractional shares.

Implementation of Reverse Split

       The Reverse Split will be effected by filing the Amendment with the New York Secretary of State. Assuming approval of the Reverse Split by the requisite vote of the shareholders, the Amendment to the Certificate will thereafter be filed with the New York Secretary of State as promptly as practicable and the Reverse Split will become effective on the date of such filing (the "Reverse Split Effective Date"). Without any further action on the part of the Company or the shareholders, after the Reverse Split Effective Date, the certificates representing Old Shares will be deemed to represent between 1/10 and 1/30 (depending on the magnitude of the Reverse Split) of the number of New Shares subject to rounding up or down of fractional shares.

       The Amendment will be in the following form.

       "Effective upon the filing of this Certificate, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically reclassified as and changed into between one-tenth and one-thirtieth (depending on the determination of the Board) of a share of Common Stock without any further action on the part of the holders thereof or this Company. No fractional shares shall be issued. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively, except rounding down will not occur if it would cause a shareholder to be left with no shares, in which cases all such shareholders will be rounded up to the next higher whole number of shares."

       As soon as practicable after the Reverse Split Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares of Common Stock outstanding on the Reverse
Split Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to American Stock Transfer & Trust Company, the Company's exchange agent (the "Transfer Agent"). Upon proper completion and execution of the letter of transmittal and return to the Transfer Agent, together with the certificate(s) representing Old Shares, a shareholder will be entitled to receive a certificate representing the number of New Shares of Common Stock into which his Old Shares have been reclassified and changed as result of the Reverse Split.

       Shareholders should not submit any certificates until requested to do so. No new certificate will be issued to a shareholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Transfer Agent.

Federal Income Tax Consequences of the Reverse Split

       The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. The Company, however, believes that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following federal income tax effects:

       1. A shareholder will not recognize gain or loss on the exchange. In the aggregate, the shareholder's basis in the New Shares will equal his basis in the Old Shares.

       2. A shareholder's holding period for the New Shares will be the same as the holding period of the Old Shares exchanged therefor.

       3. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, and the Company will not recognize any gain or loss as a result of the Reverse Split.

       The discussion is based upon the federal income tax laws as in effect on the date hereof; there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements contained herein.

Miscellaneous

       The Board of Directors may abandon the proposed Reverse Split at any time prior to the Reverse Split Effective Date if for any reason the Board of Directors deems it advisable to abandon the proposal. The Board of Directors may consider abandoning the proposed Reverse Split if it determines, in its sole discretion, that the Reverse Split would adversely affect the ability of the Company to raise capital or the liquidity of the Common Stock, among other things. The Board of Directors may make any and all changes to the Amendment to the Certificate that it deems necessary to file the Amendment to the Certificate with the New York Secretary of State and give effect to the Reverse Split.

Dissenters' Rights

       Pursuant to the New York Business Corporation Law, the
Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the Reverse Split.

Recommendation and Vote

       THE BOARD OF DIRECTORS IS OF THE OPINION THAT THE REVERSE
SPLIT IS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND
RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE REVERSE SPLIT.

                PROPOSAL 2(ii).  PROPOSED AMENDMENT TO THE
              CERTIFICATE OF INCORPORATION TO AUTHORIZE UP TO
                   10,000,000 SHARES OF PREFERRED STOCK

       The Board of Directors has unanimously adopted and submitted to the shareholders for approval an amendment to the Certificate of Incorporation (the "Preferred Stock Amendment") to increase the number of total authorized shares to 30,000,000 and to authorize the issuance by the Company of up to 10,000,000 shares of preferred stock (the "Preferred Stock"). The text of the Preferred Stock Amendment is attached hereto as Exhibit __ and is incorporated by reference.

       The Board of Directors believes that the authorization of the Preferred Stock is in the best interests of the Company and its shareholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.

       The Preferred Stock will have such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as are determined by the Board of Directors. Thus, if the Preferred Stock Amendment is approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 10,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's shareholders. Shareholders will not have preemptive rights to subscribe for shares of Preferred Stock.

       It is not possible to determine the actual effect of the Preferred Stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights;
(iii) dilution of the equity interests and voting power if the Preferred stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

       The Board of Directors is required by New York law to make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the shareholders and the Company, Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of these shareholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

       While the Company may consider effecting an equity offering of Preferred Stock in the future for the purposes of raising additional working capital or otherwise, the Company, as of the date hereof, has no agreements or understandings with any third party to effect any such offering and no assurances are given that any offering will in fact be effected.

Dissenters' Rights

       Pursuant to the New York Business Corporation Law, the
Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the Preferred Stock Amendment.

Recommendation and Vote

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PREFERRED STOCK AMENDMENT.


         PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF
                          COSMETIC SCIENCES, INC.

       Section 4 of the Certificate of Incorporation of the Company shall be amended to read as follows:

       "4. Number of Shares. The total number of shares of stock that the Company shall have authority to issue is:
       Thirty million (30,000,000), consisting of twenty million (20,000,000) shares of common stock (the "Common Stock") of the par value of one cent ($.01) each and ten million (10,000,000) shares of preferred stock (the "Preferred Stock") of the par value of one cent ($.01) each.

             "Designation of Classes; Relative Rights, etc..
       The designation, relative rights, preferences and limitations of the shares of each class are as follows:

             "The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock
       (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Company;
       (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Company at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of, any outstanding shares of the Company and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the

       Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

       "Subject to the provisions of any applicable law or of the By-laws of the Company as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Company. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its shareholders.

       "Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Company, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine."


        PROPOSAL 2(iii).  PROPOSED AMENDMENT TO THE CERTIFICATE OF
          INCORPORATION TO PROVIDE THAT THE COMPANY IS AUTHORIZED
             TO ENGAGE IN PROVIDING HOME HEALTH CARE SERVICES

       The Board of Directors has unanimously adopted and submitted to the shareholders for approval an amendment to the Certificate of Incorporation (the "Corporate Purpose Amendment") which will delete the current reference in the Certificate of Incorporation to the Company's involvement in the business of selling cosmetics and to clarify that the Company's business is providing home health care services. The Board of Directors believes that such clarification is necessary to accurately reflect the Company's business and to delete any references to the business in which the Company is no longer engaged.

       Therefore, Paragraph 2 of the Certificate of Incorporation is proposed to be amended by deleting the first four lines thereof and replacing them as follows:

       "The Company shall be authorized to engage in the business of providing home health care services including both professional and paraprofessional care and such other services necessary or desirable in relation thereof."

Dissenters' Rights

       Pursuant to the New York Business Corporation Law, the
Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the Corporate Purpose Amendment.

Recommendation and Vote

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE CORPORATE PURPOSE AMENDMENT.


         PROPOSAL 2(iv).  PROPOSED AMENDMENT TO THE CERTIFICATE OF
          INCORPORATION TO EFFECT A CHANGE IN THE COMPANY'S NAME

       The Board of Directors has unanimously adopted and submitted to the shareholders for approval an amendment to the Certificate of Incorporation (the "Name Change Amendment") to authorize changing the Company's name to Extended Family Care Corporation. The purpose of the change is to accurately reflect the Company's current business.

Dissenters' Rights

       Pursuant to the New York Business Corporation Law, the
Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the Name Change Amendment.

Recommendation and Vote

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE NAME CHANGE AMENDMENT.


         PROPOSAL 2(v).  PROPOSED AMENDMENT TO THE CERTIFICATE OF
               INCORPORATION TO LIMIT LIABILITY OF DIRECTORS

       The Board of Directors is presenting a proposal for action by the shareholders, consistent with Section 402(b) of the New York Business Corporation Law ("New York BCL"). Item 2(v) is a proposal to amend the Company's Certificate of Incorporation by adding a provision which, in certain cases, would eliminate the personal liability of directors of the Company for monetary damages arising from breach of fiduciary duty as a director (the "402(b) Amendment").

       The Board of Directors believes that the proposal will assist the Company in attracting and retaining qualified individuals to serve as directors and officers of the Company. The proposal allows the Company to adopt certain provisions of the New York BCL which were authorized by the state legislature with the intention of enabling New York corporations to take measures to respond to the threat of litigation which directors of public companies face in carrying out their responsibilities and to the limited availability of directors' and officers' liability insurance. Since directors and officers of the Company may benefit from this proposal, the Board of Directors has an interest in the passage thereof by the shareholders. The Board of Directors believes, however, that adoption of the proposal is in the best interests of the Company and its shareholders.

Background

       Since 1986, many states have enacted statutes to reduce the exposure of corporate directors to litigation seeking to impose upon them heavy monetary liability for their acts or inaction in such capacity. As noted in the legislative memorandum accompanying the Act amending Section 402(b) of the New York BCL with respect to directors' liability, the purpose of the New York legislation was "to assure that qualified and experienced persons continue to be willing to serve as...directors of New York corporations by relieving them of the threat of monetary liability in connection with their duties...."  Such liability is not eliminated or limited if the acts or omissions of directors are in bad faith, involve intentional misconduct or knowing violations of law, violate certain statutory prohibitions, or result in a profit or other advantage to the director to which he is not legally entitled. Section 402(b) of the New York BCL is an enabling provisions only. Shareholder approval of an amendment to the Certificate of Incorporation is required to effect the limitation on monetary liability authorized by the statute.

Text of Proposed Amendment

       The text of the proposed amendment to be added to the Company's Certificate of Incorporation is as follows:

             "To the fullest extent permitted by the New
             York Business Corporation Law as presently in effect or hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director. Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

Reasons for the Proposed Amendment

       Directors of New York corporations are required, under the New York BCL, to perform their duties in such capacity in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances. A director may rely upon information, opinions, reports or statements (including financial statements) prepared by certain officers or employees, professional advisors or committees of the Board on which such director does not serve. Decisions made on that basis are protected by the "business judgment rule" and should not be questioned by a court in the event of a lawsuit challenging such decisions. The expense of defending such lawsuits, the frequency of unwarranted litigation and the inevitable uncertainties of applying the business judgment rule to particular facts and circumstances mean, as a practical matter, that directors must rely on indemnification arrangements and directors' and officers' liability insurance in the event of such expenses or unforeseen liability.

Effect of the Proposed Amendment

       The proposed amendment would protect each of the Company's directors against personal liability to the Company or its shareholders for any breach of duty unless a judgment or other final adjudication adverse to the directors establishes that (i) his acts or omissions were in bad faith, or (ii) involved intentional misconduct or a knowing violation of the law, or (iii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iv) his acts violated the prohibitions contained in Section 719 of the New York BCL against certain declarations of dividends, certain purchases or redemptions of its shares by the Company, certain distributions of assets after dissolution of the Company without adequately providing for its liabilities and the making of certain loans to directors. In the past, there has been no claim of the type which would be affected by the proposed amendment and none is presently pending or, to the knowledge of management of the Company, threatened. Since the amendment provides that the liability of the Company's directors is limited to the fullest extent permitted by the New York BCL "as presently in effect or hereafter amended", the amendment will further protect directors to the extent provided in any amendment to the statute, without further approval of the shareholders.

       The amendment does not reduce the fiduciary duty of a director; it only eliminates monetary damage awards to the Company and its shareholders occasioned by a breach of that duty. It does not affect equitable remedies, such as to enjoin or rescind a transaction involving a breach of fiduciary duty, although such remedies may be unavailable or ineffective with respect to a particular challenged action of the Board of Directors. The amendment does not affect a director's liability for acts taken or omitted prior to the time the amendment becomes effective (i.e., after shareholder approval and filing with the New York Secretary of State), nor does it affect the liabilities of directors who are also officers for acts taken or omitted in their capacity as officers. The limitation of liability afforded by the amendment affects only actions brought by the Company or its shareholders, and does not preclude or limit recovery of damages by third parties, nor does it affect the responsibility of directors under other laws, such as the federal securities laws. The amendment provides that any repeal or modification thereof would not affect any right or protection of a director thereunder with respect to any act or omission occurring prior to such repeal or modification.

       The Company's directors acknowledge that they and future directors may personally benefit from adoption of the proposed amendment at the potential expense of the Company's shareholders, whose right to bring claims for monetary damages against directors will be limited thereby, and that they may thus have a conflict of interest in recommending approval of the amendment. The Board of Directors believes, however, that the diligence exercised by directors stems primarily from their desire to act in the best interests of the Company, and not from a fear of monetary damage awards. Accordingly, the Board believes that the level of scrutiny and care exercised by directors will not be lessened by adoption of the proposed amendment. The Board believes that such adoption will enhance the Company's ability to attract and retain qualified individuals to serve as directors of the Company.

       Approval of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common
Stock.

Dissenters' Rights

       Pursuant to the New York Business Corporation Law, the
Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the 402(b) Amendment.

Recommendation and Vote

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 402(b) AMENDMENT.


             PROPOSAL 3.  RATIFICATION OF INDEPENDENT AUDITORS

       The Board of Directors of the Company seeks ratification by the shareholders of the Board's appointment of Carpenter & Onorato, P.C. to act as the independent auditors of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1996. One or more representatives of the auditors are expected to be available at the Meeting to respond to appropriate questions and will be given an opportunity to make a statement at the Meeting.

       Effective February 19, 1996, the Company dismissed Rose,
Michlin, Karpf & Co. ("Rose, Michlin") as its independent auditor of its financial statements. The new independent auditor to be engaged by the Company to audit the Company's financial statements, effective February 19, 1996, is Carpenter & Onorato, P.C.

       Rose, Michlin did not complete the audit of the Company's financial statements for the two most recent fiscal years 1994 and 1995. However, during these years there were no disagreements with Rose, Michlin on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure. Further, the Company was not advised by Rose, Michlin during this period of the existence of any of the events described in Item 304(a)(1)(B) of Regulation S-B.

       The financial statements of the Company as of and for the fiscal years ended December 31, 1994 and December 31, 1995 were audited by Carpenter & Onorato, P.C. Said reports did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                              OTHER BUSINESS

       Management knows of no other business which is to be presented for action at the Meeting. Should any other matters properly come before the Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their judgment.

       It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are urged to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.


       DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       The  directors and executive officers of the Company are as follows:

       Name                      Age                        Position

Mary Ann Page                    54                  Acting Chief Executive
                                                     Officer/Vice-President/
                                                     Director/Director Nominee

Patricia Cantalupo               36                  Vice-President/Director

Peter P. Jackson                 45                  Chief Executive Officer
                                                     of TPC

Paul Elenio                      28                  Vice President, Controller

Robert Kohlmeyer                 41                  Secretary, Treasurer/Director

Steven Gorenstein                52                  Former President and
                                                     Chief Executive Officer/
                                                     Director

Joseph Martello                  40                  Director Nominee

Joseph Heller                    32                  Director Nominee


Mary Ann Page

       Acting Chief Executive Officer since January 1996; Vice President and Director of the Company since June 1994. Ms. Page is also President and a Director of TPC Home Care Services, Inc., the Company's majority-owned subsidiary ("TPC"). From 1991 to 1993, Ms Page held the position of Director of Training for Health Force, a national home health care agency, where she was responsible for training new franchisees in all aspects of home care personnel services. From 1988 to 1991, she held the position of Director of Franchising for Winston Franchising Corp. Ms. Page will be standing for reelection as a director at the Meeting.

Patricia Cantalupo

       Vice President and Director since 1992. Dr. Cantalupo is also a Vice President and Secretary of TPC. Dr. Cantalupo has been the principal owner of Cantalupo Chiropractic Associates, a full service multi-disciplinary Chiropractic Health Care Facility, since 1985.
Dr. Cantalupo will not be standing for reelection at the Meeting.

Peter P. Jackson

       Managing Director of Business Development since January 1996. Mr. Jackson was Chief Executive Officer of TPC from July 1993 to December 1995. From 1975 to 1984 Mr. Jackson was President of International Real Estate Computer Company, a software development company for real estate advisory and appraisal services. From 1972 to 1992 Mr. Jackson was President of Jackson Associates, a national commercial real estate appraisal firm which also specialized in nursing home cost evaluation for medical reimbursement rates.

Paul Elenio

       Vice President and Controller of the Company since January 1996. From 1993 to 1995 Mr. Elenio held the position of Financial Reporting and Tax Supervisor for BankAmerica Mortgage, FSB, formally Arbor National Mortgage, Inc., a mortgage banking company which originated, sold and serviced residential and commercial mortgages. From 1991 to 1993, Mr. Elenio held the position of Senior Accountant for Arbor National Mortgage, Inc.

Robert Kohlmeyer

       Secretary, Treasurer and Director of the Company since 1992. Mr. Kohlmeyer is also Secretary/Treasurer and Director of TPC. Mr. Kohlmeyer has been President and Chief Operating Officer of CRK Contracting, a regional large scale electrical contracting company, since 1987. Mr. Kohlmeyer will not be standing for reelection as a director at the Meeting.

Steve Gorenstein

       President, Chief Executive Officer and Director of the Company since 1992. Mr. Gorenstein resigned as an officer and director in January 1996. From 1991 to present, Mr. Gorenstein has been
President of Career Placements, Inc., a temporary employment agency.

Joseph Martello

       From August 1995 to present Mr. Martello has been Senior Vice President and Chief Financial Officer of Arbor Home

Healthcare Holding, LLC, a holding company which holds the option to purchase up to 40% of the currently outstanding shares of the Company. See "Certain Relationships and Related Transactions." Mr. Martello, from 1993 to the present, has been Senior Vice President and Chief Financial Officer of Arbor National Commercial Mortgage, LLC (and its predecessor), a nationwide provider of debt and equity financing to multifamily borrowers. From August 1995 to present, Mr. Martello has been Senior Vice President and Chief Financial Officer of Arbor Management, LLC, a company which is active in the marketing, financing and management of growth oriented businesses. See "Certain Relationships and Related Transactions." From 1990 to 1995, Mr. Martello was Senior Vice President and Chief Financial Officer of Arbor National Mortgage, Inc. (and its successor), a mortgage banking company which originated, sold and serviced residential mortgages. In 1995 Arbor National Mortgage, Inc. was sold to BankAmerica Mortgage, FSB. From 1979 to 1990, Mr. Martello was a Senior Manager for Ernst & Young, LLP, an international accounting and consulting firm. Mr. Martello is a Certified Public Accountant.

Joseph Heller

       From August 1995 to the present, Mr. Heller has been a Vice President of Arbor Home Healthcare Holding, LLC. From June 1995 to the present, Mr. Heller has also been Vice President of Corporate Planning for Arbor Management, LLC. From 1991 to May 1995, Mr. Heller has held the positions of Vice President of Financial Analysis and Budgeting and Director of Shareholder Relations for Arbor National Mortgage, Inc. and its successor. From 1990 to 1991, Mr. Heller was an Acquisition Associate for WinStar Services, Inc., a merchant and investment banking firm. From 1987 to 1990, Mr. Heller was a Senior Analyst for Morgan Stanley & Co., a leading investment banking firm, and from 1985 to 1987, Mr. Heller was a Senior Accountant for Ernst & Young, LLP, an international accounting and consulting firm. Mr. Heller is a Certified Public Accountant; in 1991, he received a Masters degree in Business Administration from Fordham University.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

SUMMARY COMPENSATION TABLE

Annual Compensation

(a)                              (b)    (c)          (d)           (e)

Name and
Principal                                                          Other
Position                         Year   Salary($)    Bonus($)      Compensation($)
Steve Gorenstein                 1995   $0           $0            $0
Chief Executive Officer          1994   $0           $0            $0
President and Director           1993   $0           $0            $0


Mary Ann Page                    1995   $82,210      $6,250        $
Acting Chief Executive           1994   $66,221      $0            $
 Officer                         1993   $ 9,231      $0            $

       No officer of the Company received compensation in excess of $100,000. Members of the Board of Directors received no compensation of any kind for services provided as a director.

       There are no employment agreements with any officer or director of the Company or its subsidiaries.


      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)    Security Ownership of certain beneficial owners.

       The following sets forth the holdings of any person known by the issuer to be the beneficial owner of more than five percent of the Company's Common Stock:

                                               Amount and Nature
                    Name and Address of        of Beneficial             Percent
Title of Class      Beneficial Owner           Ownership                 of Class

Common Stock        COSS Holding Corp.         12,749,658                66.1
                    1 Old Country Road
                    Suite 500
                    Carle Place, NY. 11514

Common Stock        Arbor Home Healthcare      25,749,658 (1)            79.7
                    Holding, LLC
                    333 Earle Ovington Blvd.
                    Uniondale, NY. 11553

Common Stock        Ivan Kaufman               25,749,658 (1)(2)         79.7
                    c/o Arbor Home
                    Healthcare Holding, LLC
                    333 Earle Ovington Blvd.
                    Uniondale, NY. 11553

_______________________________________

(1) Includes and gives effect to the exercise in full of options held by Arbor to purchase up to 13 million newly issued shares from the Company. Includes voting power over 12,749,658 shares owned by COSS Holding Corp. pursuant to a voting trust. (See "Certain Relationships and Related Transactions"). The number of shares noted above will be proportionately reduced based on the Reverse Split described in Proposal 2(i) in this Proxy Statement. See "Proposal 2(i). Proposed Amendment to the Certificate of Incorporation to effect a Reverse Stock Split".

(2)    Ivan Kaufman owns a 99 percent interest in Arbor Home
       Healthcare Holding LLC. and is its controlling member.

(b)    Security Ownership of Management.

       The following sets forth the holdings of all of the Company's directors, executive officers and director nominees, as well as all directors and officers as a group:

                                                    Amount and Nature
                  Name and Address of                of Beneficial       Percent
Title of Class      Beneficial Owner                   Ownership         of Class
Common Stock        Steven Gorenstein                       0               0
                    16 Barrington Place
                    Dix Hills, NY  11747

Common Stock        Robert Kohlmeyer (1)                    0               0
                    86 Hilltop Drive
                    Smithtown, NY  11787

Common Stock        Mary Ann Page                           0               0
                    c/o Cosmetic Sciences, Inc.
                    1 Old Country Road
                    Carle Place, NY  11514

Common Stock        Patricia Cantalupo                      0               0
                    50 Harvard Drive
                    Westbury, NY  11590

Common Stock        Peter P. Jackson                    110,000 (1)       *
                    c/o Cosmetic Sciences, Inc.
                    1 Old Country Road
                    Carle Place, NY  11514

Common Stock        Paul Elenio                             0               0
                    c/o Cosmetic Sciences, Inc.
                    1 Old Country Road
                    Carle Place, NY  11514

Common Stock        Joseph Martello                         0               0
                    c/o Arbor Management, LLC
                    333 Earle Ovington Blvd.
                    Uniondale, NY  11553

Common Stock        Joseph Heller                           0               0
                    c/o Arbor Management, LLC
                    333 Earle Ovington Blvd.
                    Uniondale, NY  11553

Common Stock        All directors and
                    executive officers
                    as a group                          110,000             *
_____________________________________

*Less than 1%

(1) Owned by son Steven Jackson. Peter Jackson disclaims beneficial ownership of these shares.


(c)    Changes in control

       COSS has placed all of its 12,749,658 shares of the Company's Common Stock (the "COSS Shares"), representing approximately 66 percent of the currently outstanding Company Common Stock, in a voting trust. Arbor will have the right under this voting trust to direct the voting of all of the COSS Shares and to nominate a majority of the Company's Board of Directors. (See "Certain Relationships and Related Transactions".)

       In addition, pursuant to a certain Amended and Restated Option Agreement (the "Option Agreement"), dated as of October 31, 1995, by and among Arbor, COSS, COSS' shareholders, the Company, and TPC, Arbor acquired from the Company an option to purchase 13 million shares of the Company's Common Stock. Should this option be exercised in full, Arbor will have beneficial ownership and voting rights to 79.7 percent of the outstanding Common Stock of the Company. (See "Certain Relationships and Related Transactions".)


              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Pursuant to a certain Amended and Restated Option Agreement (the "Option Agreement"), dated as of October 31, 1995, by and among Arbor, COSS, COSS' shareholders, the Company, and TPC, Arbor acquired from the Company an option to purchase up to 13 million shares of the Company's Common Stock as follows: (a) Arbor has an irrevocable option (the "First Option") to purchase, by June 21, 1996, 6.5 million shares of the Company's Common Stock at an exercise price of $.10 per share; (b) subject to Arbor's timely exercise of the First Option, Arbor will be given the option (the "Second Option") to purchase, by November 1, 1996, up to an additional 6.5 million shares of the Company's Common Stock at an exercise price of $.10 per share. The First and Second Options are subject to adjustment in the event of stock splits and similar events. The number of shares noted above will be proportionately reduced, and the exercise price proportionately increased, based on the Reverse Split described in Proposal 2(i) in this Proxy Statement. See "Proposal 2(i). Proposed Amendment to the Certificate of Incorporation to effect a Reverse Stock Split".

       COSS has placed all of its 12,749,658 shares of the Company's Common Stock (the "COSS Shares"), representing approximately 66 percent of the currently outstanding Company Common Stock, in a voting trust. Arbor will have the right under this voting trust to direct the voting of all of the COSS Shares and to nominate a majority of the Company's Board of Directors.
In addition, under certain circumstances, the trustee of the voting trust is required to observe certain restrictions in the event COSS wishes to effect a sale, transfer or encumbrance of the COSS Shares. COSS will retain all economic rights in the COSS Shares, including, but not limited to, its right to dividends.
The Option Agreement also provides for various negative covenants in favor of Arbor with respect to actions that may be taken by COSS, its shareholders, the Company and TPC.

       Pursuant to a Registration Rights and Conditional Put Option Agreement (the "Registration Rights Agreement"), dated as of October 31, 1995, between COSS and the Company, the Company has agreed to register the COSS Shares for resale under the Securities Act of 1933, as amended (the "Securities Act"), upon the written demand of COSS made at any time commencing one year after the date on which the Company's Common Stock is listed on the Nasdaq Stock Market (whether as a SmallCap Market security or a National Market System security, or any equivalent or successor of the foregoing). Pursuant to the Registration Rights Agreement, the Company will be obligated to file up to three registration statements over a three-year period, with one-third of the COSS Shares (subject to certain adjustments) to be registered in each year of such three year period. Notwithstanding the foregoing, the Company has the right to reject the demand by COSS, following which COSS may require that the Company redeem the COSS Shares at a price equal to 75 percent of the average bid price in effect during the thirty trading days prior to the demand for registration. Upon the Company's rejection of the demand, COSS, at its option, may sell the COSS Shares to a party other than the Company, subject to the Company's right of first refusal on such sale. Arbor has the right to purchase the COSS Shares in lieu of the Company on the same terms and conditions granted the Company as described the two preceding sentences. In addition, COSS has been granted certain registration rights in the event the Company shall register any shares for sale under the Securities Act.

        On October 31, 1995, the Company entered into a two year Financial Services Agreement with Arbor Management LLC ("Arbor Mgt."). This Agreement requires Arbor Mgt. to provide consulting services in the areas of finance, information systems, accounting and marketing. Arbor Mgt. receives a fee of $7,500 per month for these services. This agreement is subject to early termination if Arbor Health's First Option is not exercised or upon the listing of the Company's Common Stock on the NASDAQ Stock Market.

                               ANNUAL REPORT

       The Annual Report on Form 10K-SB to Shareholders of the Company for the fiscal year ended December 31, 1995, which includes audited financial statements, has been mailed to shareholders contemporaneously herewith, but such Report is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material; except, however, that the financial statements included in said annual report shall be deemed proxy solicitation material and are hereby incorporated by reference.

                                FORM 10K-SB

       The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10K-SB for the fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission, including the financial statement schedules. Written requests for copies of such report should be directed to Paul Elenio, Shareholder Relations, Cosmetic Sciences, Inc., 333 Earle Ovington Blvd., Uniondale, New York, 11553.

                           SHAREHOLDER PROPOSALS

       If any shareholder desires to present a proposal for action at the Company's fiscal 1997 annual meeting, such proposal must be in compliance with applicable laws and Securities and Exchange Commission regulations and must be received by the Company on or prior to ________________, 1996.

                          SECTION 16 REQUIREMENTS

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

       Based solely on its review of the copies of such reports received by it with respect to fiscal 1995, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been timely complied with, except that COSS, Steven Gorenstein, Mary Ann Page, Patricia Cantalupo, Robert Kohlmeyer, Peter Jackson and Paul Elenio failed to file a Form 3 - Initial Statement of Beneficial Ownership.


                                 By Order of the Board of Directors